Exhibit 99.1

Contact: Leah Stearns

Senior Vice President, Investor Relations and Treasurer

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION

OF CRAIG MACNAB TO BOARD OF DIRECTORS

Boston, Massachusetts – December 18, 2014: American Tower Corporation (NYSE: AMT) announced that its Board of Directors has elected Craig Macnab as a director and a member of its Audit Committee.

Mr. Macnab currently serves as the Chief Executive Officer and Chairman of National Retail Properties, Inc., a publicly traded real estate investment trust. In addition, Mr. Macnab is a director of DDR Corp. and is also a member of the Board of Governors of NAREIT.

“We are absolutely delighted to welcome Craig Macnab to our Board of Directors,” said Jim Taiclet, Chairman, President and Chief Executive Officer of American Tower. “Craig brings a truly unique perspective as a respected leader in the U.S. real estate industry, combined with extensive insight into key international markets in Africa and Latin America based on his professional experience and public company board service. Craig will be a terrific addition to our Board as we continue to pursue our domestic and global growth strategies and operational excellence initiatives, all built on a strong financial foundation.”

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate with a global portfolio of approximately 70,000 communications sites. For more information about American Tower, please visit www.americantower.com.

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